Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 25, 2022, with respect to the consolidated financial statements included in the Annual Report of Elevate Credit, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Elevate Credit, Inc. on Forms S-8 (File No. 333-217251, effective April 11, 2017, File No. 333-223586, effective March 12, 2018, File No. 333-229576, effective February 8, 2019, File No. 333-236495, effective February 18, 2020, and File No. 333-253584, effective February 26, 2021).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 25, 2022